Exhibit 99.1

Barnes Group Inc. Reports Fourth Quarter and Full Year 2007 Financial Results

  2007 annual net sales rise 14 percent to $1.44 billion
  2007 net income increases 37% with diluted EPS up 27%
  Full year 2008 diluted EPS projected to increase 25% to 30%

BRISTOL, Conn.--(BUSINESS WIRE)--Barnes Group Inc. (NYSE: B), a leading aerospace and industrial components manufacturer and distributor, today reported fourth quarter 2007 net income of $17.6 million, or $0.30 per diluted share. Net income for the full year 2007 was $101.3 million, an increase of 37 percent, and full year diluted earnings per share of $1.76, a 27 percent increase over 2006. Results were driven by strong Aerospace and Industrial segment performance. Fourth quarter 2007 sales increased 9 percent and for the full year 2007, Barnes Group’s net sales were $1.44 billion, up 14 percent from $1.26 billion in 2006.

Included in fourth quarter and full year 2007 reported results are charges of approximately $2.6 million pre-tax, or $2.2 million after-tax, for a reduction-in-force resulting from production realignment and product rationalization at Barnes Industrial, and additional tax expense of $2.4 million due to recent foreign tax law changes. These charges were described in our November 2, 2007 third quarter 2007 earnings press release, though the full amount of the charges was not clearly defined at that time. As the Company detailed, the estimated cost of the reduction-in-force within Barnes Industrial and the additional tax expense were excluded from the 2007 full year guidance, which at the time was $1.79 to $1.83 per diluted share.

Excluding the Barnes Industrial reduction-in-force charge and the additional tax expense, fourth quarter adjusted net income increased 20 percent to $22.2 million compared to the prior-year quarter, and on a comparable basis diluted earnings per share of $0.38 increased 12 percent. Adjusted net income for the full-year 2007 increased 43 percent to $105.9 million, or $1.84 per diluted share, up 32 percent. References to adjusted net income, adjusted net income per diluted share, adjusted operating profit, adjusted operating income, adjusted income taxes, and adjusted tax rate for the fourth quarter and full year 2007 are non-GAAP financial measures which are detailed on the non-GAAP financial reconciliations at the end of this press release.

“Barnes Group’s results are reaching new heights as we continue to deliver on our commitments. We have demonstrated an ability to succeed in challenging environments by delivering full year reported diluted earnings per share growth of 27%,” said Gregory F. Milzcik, President and Chief Executive Officer, Barnes Group Inc. “Customer demand remains very strong, particularly in Aerospace and among our European based industrial businesses, and we are making the necessary investments to maximize both our potential in the marketplace and long-term stockholder value. As an organization we remain committed to exceeding customer expectations by ensuring quality and on-time delivery of our products and services. Ongoing investments in our business such as lean enterprise activities and systematic goal deployment will allow us to adapt in an uncertain economic environment and remain focused on achieving our objective of profitable growth,” continued Milzcik.

“The strength of Barnes Group’s global operations provides the platform for ongoing balanced, sustainable, and consistent financial performance,” said William C. Denninger, Senior Vice President, Finance and Chief Financial Officer, Barnes Group Inc. “We believe the investments we have made within all three of our segments and particularly Project Catalyst within Barnes Distribution, position the Company for another year of improved performance. The Company’s targeted earnings for full-year 2008, based on current market conditions, are in the range of $2.20 to $2.30 per diluted share, which reflects an increase over 2007 reported results of 25 percent to 30 percent.”

(millions; except	Three months ended December 31,					Twelve months ended December 31,
per share data)	2007	2006	Change			2007	2006	Change
Net Sales	$358.9	$328.8	$30.1	9.2%		$1,439.5	$1,259.7	$179.8	14.3%
Operating Income	$28.8	$29.6	($0.8)	(2.8)%		$152.4	$117.0	$35.4	30.2%
Operating Margin	8.0%	9.0%	-	(1.0)	pts.	10.6%	9.3%	-	1.3	pts.
Net Income	$17.6	$18.5	($0.9)	(4.7)%		$101.3	$73.8	$27.5	37.2%
Net Income Margin	4.9%	5.6%	-	(0.7)	pts.	7.0%	5.9%	-	1.1	pts.

Net Income Per Diluted Share	$0.30	$0.34	($0.04)	(11.8)%		$1.76	$1.39	$0.37	26.6%

As previously reported, Barnes Group realigned its reportable business segments during 2007 by transferring the stock spring catalog and custom solutions business from Barnes Distribution to Barnes Industrial, whose engineered springs business manufactures many of the spring products sold by this business. Segment information has been adjusted on a retrospective basis to reflect this change.

Barnes Aerospace

	Three months ended December 31,					Twelve months ended December 31,
(millions)	2007	2006	Change			2007	2006	Change
Sales	$105.2	$78.8	$26.4	33.5%		$392.0	$296.9	$95.1	32.0%
Operating profit	$17.9	$12.2	$5.7	47.3%		$74.0	$42.7	$31.3	73.5%
Operating margin	17.0%	15.4%	-	1.6	pts.	18.9%	14.4%	-	4.5	pts.

Barnes Aerospace delivered another strong quarter, culminating a very successful year of significant operational activity. Capacity expansion, transfer of production, new product introductions, and enterprise-wide investments were successfully undertaken in a dynamic industrial setting, including globalization, dollarization, and outsourcing. Barnes Aerospace’s momentum is expected to continue, based on new Revenue Sharing Programs (RSPs), product expansion within the aftermarket maintenance, repair and overhaul (MRO) business, and increased production capabilities driven by rigorous lean enterprise activities implemented throughout its worldwide operations. Full year 2007 operating margins were at a record 18.9 percent, a 4.5 point improvement over 2006.

Barnes Aerospace generated sales of $105.2 million in the fourth quarter of 2007, an increase of 34 percent over the fourth quarter of 2006. The fourth quarter 2007 sales increase reflects growth of 31 percent in aftermarket sales. Aftermarket sales during the quarter continued to be driven by RSPs, which grew 68 percent in the quarter to $16.3 million, reflecting the positive impact of additional programs since the fourth quarter 2006 along with increased demand on existing RSPs. Also contributing to aftermarket sales growth were strong industry fundamentals and continued benefits from long-term maintenance and repair contracts, which increased MRO sales 10 percent to $19.2 million in the fourth quarter of 2007. MRO activity continued to increase as customers turned to Barnes Aerospace for its industry-recognized reliable, high-quality, global capabilities, and demonstrated track record of meeting customer needs.

Manufacturing sales increased 35 percent for the quarter on the strength of the sales order backlog. The total order backlog at Barnes Aerospace at the end of the fourth quarter of 2007 was $472.6 million, up from $403.0 million at December 31, 2006. Approximately 63 percent of the backlog at December 31, 2007 is expected to be shipped within the next 12 months.

Barnes Aerospace’s fourth quarter 2007 operating profit was $17.9 million, an increase of 47 percent from the 2006 period. Barnes Aerospace has generated quarter-over-quarter growth in operating profit for 16 consecutive quarters. Operating profit for the fourth quarter of 2007 was positively impacted by the profit contribution from the aftermarket RSPs as well as the higher sales volume increases in both the MRO and manufacturing businesses. In addition, each of the businesses continued driving lean initiatives which contributed to the higher productivity and cost savings. This was offset, in part, by increased expenditures in the MRO business to capitalize on the strength of the current and expected future demand within this business and to maintain the highest standards around service, delivery, and quality for our customers. In addition, Barnes Aerospace incurred approximately $0.5 million of expense for the Ogden, Utah facility expansion during the fourth quarter of 2007. Full-year 2007 costs related to the expansion were $0.8 million. The construction of this new state-of-the-art manufacturing facility will leverage the growth opportunities for a wide range of aircraft engine and airframe applications, particularly the GEnx and Trent 1000 engines. The new facility is expected to be operational by the second half of 2008.

Barnes Distribution

	Three months ended December 31,					Twelve months ended December 31,
(millions)	2007	2006	Change			2007	2006	Change
Sales	$128.5	$129.7	($1.2)	(0.9)%		$537.7	$479.0	$58.7	12.3%
Operating (loss) profit	($3.1)	$1.3	($4.4)	NM		$9.4	$18.7	($9.3)	(49.5)%
Operating margin	(2.4)%	1.0%	-	(3.4)	pts.	1.8%	3.9%	-	(2.1)	pts.

Barnes Distribution continued to invest in its business through Project Catalyst initiatives to accelerate improvement in its operations and build a foundation for profitable growth. Fourth quarter results reflect ongoing progress towards positioning the segment for growth and financial improvement. Barnes Distribution is a customer service business and is continually focused on partnering with, and adding value for, our customers. With recent organizational changes, a strong management team, clear objectives, the right sales technology, and a top-tier sales force Barnes Distribution is positioned to achieve the profitability and sales goals set forth for 2008.

Barnes Distribution achieved sales of $128.5 million in the fourth quarter of 2007, a decline of approximately 1 percent over the fourth quarter of 2006. Barnes Distribution’s organic sales decreased $5.7 million, or approximately 4 percent. The lower organic sales were due to softness in certain markets in North America, primarily the construction support and transportation related markets, and to the short-term effects of implementing Project Catalyst initiatives. Sales in Canada and Europe as reported in U.S. dollars were favorably impacted by the strength of the local currencies, increasing sales by approximately $4.5 million in the fourth quarter of 2007.

Barnes Distribution’s operating profit for the fourth quarter of 2007 decreased $4.4 million. The fourth quarter of 2007 included costs related to Project Catalyst of approximately $4.7 million. These costs were partially offset through market pricing and lower incentive compensation, and the fourth quarter 2006 charge of $1.7 million taken for the Barnes Distribution France reorganization.

The full-year 2007 Barnes Distribution operating margin was 1.8 percent and includes costs of approximately $9.1 million associated with Project Catalyst. Project Catalyst costs were $1.4 million higher than the projected $7.7 million due to fourth quarter 2007 reductions-in-force. These actions relating to employee reductions were implemented following a comprehensive review of operations within the segment.

The organization continues to strengthen its efforts to enhance profit levels and maintain its commitment to superior customer service while continuing its intense focus on Project Catalyst. The early results from the actions taken in 2007 provide support for the Company’s commitment to the significant operating profit performance improvement goal of 8 percent for 2008.

Project Catalyst Update

As previously announced Barnes Distribution initiated Project Catalyst, consisting of four initiatives: Global Product Sourcing, Logistics Network Optimization, Sales and Margin Improvement, and European Market Development. The goal of Project Catalyst is to service customers as effectively and efficiently as possible by leveraging Barnes Distribution’s expertise with the vendor-managed inventory model, and position the business for sustainable, profitable growth. During the fourth quarter, Barnes Distribution continued to make progress on each of the initiatives.

Sales and Margin Improvement – The most significant activity during the quarter focused on the roll-out and implementation of Barnes Distribution’s new sales force compensation plan, effective January 1, 2008. The new compensation plan aligns the sales and profitability plans by focusing on retaining existing customers, penetrating existing customers through additional products and services, and adding new customers. Sales account representatives now have dynamic tools, including a new hand-held electronic device, and key customer servicing levers to provide greater support and strengthen their relationship with existing customers. These actions will further demonstrate the Barnes Distribution value for existing and new customers.

The new compensation plan communication and roll-out probably impacted sales force productivity negatively in the fourth quarter. Early sales results for 2008 indicate positive acceptance of the plan and the early adoption of the sales and pricing applications by many account representatives to achieve their profit and sales goals.

In addition, the market segment strategy is being implemented based on Barnes Distribution’s market strength within the transportation, manufacturing, and natural resources vertical segments. Initiatives include market-specific training, guidebooks, catalogs, and branding. Activities associated with the market segment strategy will be put into action throughout the year.

Global Product Sourcing – The activity within the international sourcing center in Shanghai remains focused on improving the quality and cost of the supplier base. Progress is measured by the actual spend for globally sourced products versus total targeted global spend. Through the fourth quarter, Barnes Distribution remained on schedule and has identified new suppliers totaling nearly three-quarters of the 2008 targeted level for globally sourced products. These products are also aligned with the new sales force compensation plan to maximize sales for these high quality, price-competitive products.

Logistics and Network Optimization – During the fourth quarter the relocation of the Edmonton, Alberta distribution center was completed, enabling Barnes Distribution Canada to provide a full range of products to maximize opportunities within natural resources, one of Barnes Distribution’s targeted vertical markets.

The implementation of the new warehouse management system, WMS, in the Dallas distribution center continued during the fourth quarter. Activities focused on establishing robust, integrated, and aligned best practice tools and processes, in order to maximize facility efficiency. A solid indicator of the progress within the Dallas distribution center is the consistent achievement of the targeted fill rates. The rollout of WMS to the Chicago and Reno distribution centers is planned during 2008.

European Market Development – The KENT integration, which is a critical component of the European Market Development initiative, continues to move forward. The reorganization of the French business and the establishment of a single distribution center in Flers, France has been completed. Nearly 21,000 additional products have been added to the distribution center to better service our European customers. The alignment of the Belgium and Holland markets has also been completed. The business is focused on launching lean enterprise initiatives to refine and improve the logistics.

Barnes Industrial

	Three months ended December 31,					Twelve months ended December 31,
(millions)	2007	2006	Change			2007	2006	Change
Sales	$125.6	$120.5	$5.1	4.2%		$511.1	$484.6	$26.5	5.5%
Operating profit	$14.1	$16.2	($2.1)	(12.8)%		$69.2	$55.8	$13.4	24.0%
Operating margin	11.3%	13.4%	-	(2.1)	pts.	13.5%	11.5%	-	2.0	pts.

Barnes Industrial completed another solid year of financial performance with improved operating margins. Investments and activities throughout the quarter and year were focused on organic growth and have positioned its diverse businesses for success in 2008.

Sales at Barnes Industrial for the fourth quarter of 2007 were $125.6 million, an increase of approximately 4 percent over the fourth quarter of 2006. Sales in Europe, as reported in U.S. dollars, were favorably impacted by the strength of the local currencies increasing sales by approximately $6.2 million.

Barnes Industrial’s global focus continues to provide balanced and consistent results. European businesses continued to generate strong revenue growth as the markets remained healthy during the fourth quarter. Conversely, North American businesses continued to face organic growth challenges, particularly in the transportation end markets, including North American heavy duty truck, and telecom and electronics. Lower sales within the precision valves business were negatively impacted by continued pricing pressures in the compressor market due to the decline in consumer home product sales, coupled with a continued customer shift to low-cost countries and the associated localization of suppliers.

The general industrial end markets including tool-and-die and energy performed well during the quarter and the European businesses continued to record strong orders. In addition, backlog is at record level within these businesses.

Barnes Industrial’s fourth quarter 2007 operating profit of $14.1 million includes product rationalization and realignment activities, primarily at certain engineered springs locations, to further improve operations for sustainable, profitable growth. The activities resulted in a $2.6 million pre-tax expense. In addition, the Company expects to incur realignment costs of approximately $2.2 million pre-tax or $1.7 million after-tax, in 2008 or later which is expected to be offset by related savings. These realignment costs relate primarily to pension settlement costs, relocation costs and equipment transfer costs.

Fourth quarter 2007 operating profit was positively impacted primarily from increased sales within the nitrogen gas products and retention rings businesses, as well as productivity improvements within engineered springs.

Total Company

Revenues - The Company reported net sales of $358.9 million in the fourth quarter of 2007, an increase of $30.1 million or approximately 9 percent, over the fourth quarter of 2006. The sales increase reflected approximately $19.4 million of organic sales growth primarily at Barnes Aerospace. International sales were favorably impacted by the strength of their currencies as local currency sales translated into reported U.S. dollar sales of approximately an additional $10.7 million in 2007.

	Revenues
	Three months ended December 31,	Three months ended December 31, 2007
			Foreign
		Organic	Exchange
(millions)	2006	Growth	Impact	Total
Barnes Aerospace	$78.8	$26.4	-	$105.2
Barnes Distribution	$129.7	($5.7)	$4.5	$128.5
Barnes Industrial	$120.5	($1.1)	$6.2	$125.6
Intersegment	($0.2)	($0.2)	-	($0.4)

Total	$328.8	$19.4	$10.7	$358.9

Cost of Sales and S&A - Cost of sales increased approximately 10 percent in the fourth quarter of 2007 compared with the same period in 2006, primarily as a result of higher sales levels. The increase in cost of sales was slightly higher than the percentage increase in sales and resulted in a slight reduction in gross margin, to approximately 37 percent. The reduction in gross profit margin was driven primarily by the costs associated with Project Catalyst within Barnes Distribution. The lower gross profit margin was offset in part by increased sales in the Barnes Aerospace businesses and at Barnes Industrial, driven primarily by sales within certain higher margin businesses and operational efficiencies.

Selling and administrative expenses increased approximately 11 percent in the fourth quarter of 2007 compared to the same period in 2006. Selling and administrative expenses as a percentage of sales of approximately 29 percent in the fourth quarter of 2007 increased slightly from the same period of 2006. This increase was due primarily to higher selling and administrative expenses as a percentage of sales at Barnes Distribution driven by Project Catalyst costs, and the $2.6 million reduction-in-force charges recorded at Barnes Industrial, and offset in part by increased Barnes Aerospace sales which have lower selling and administrative expense components.

Operating Income – Operating income of $28.8 million in the fourth quarter of 2007 declined $0.8 million primarily due to the charge of approximately $2.6 million pre-tax within Barnes Industrial for a reduction-in-force, production realignment, and product rationalization and the $4.5 million in costs related to the investments in Project Catalyst. Partially offsetting this reduction was improved Barnes Aerospace performance and operating efficiencies within Barnes Industrial. Operating income margin for the quarter declined to 8.0 percent from 9.0 percent a year ago, primarily due to the actions taken within Barnes Industrial as well as a reduction in Barnes Distribution’s operating margin.

Other Income/Interest Expense - Other expenses, net of other income, decreased $0.3 million in the fourth quarter of 2007, compared to the same period in 2006, primarily as a result of lower foreign exchange translation losses. Interest expense of $5.5 million decreased $1.3 million in the fourth quarter of 2007, primarily due to a lower average interest rate driven in large part by the 3.375 percent convertible notes issued in the first quarter of 2007.

Income Taxes – The Company’s effective tax rate for the full year 2007 was 20.3 percent, which resulted in an effective tax rate for the fourth quarter of 2007 of 24.4 percent. Upon completion of the assessment of recent Mexican tax law changes and tax law changes in other countries, the Company recorded an additional deferred tax expense in the fourth quarter of approximately $2.4 million, which represents a non-cash decrease in net deferred tax assets.

The Company’s adjusted effective tax rate for the full year 2007 was 18.4 percent, a decline of 2.4 percentage points as compared to the effective tax rate of 20.8 percent for the full year of 2006. Changes in the Company’s tax rate are largely dependent on the mix between domestic and international earnings. The decrease in the effective tax rate from 2006 was primarily driven by lower Barnes Distribution results in North America and additional earnings from the RSPs in Singapore, a lower-tax jurisdiction. The tax rate for 2008 is expected to increase significantly due to the expected financial performance improvement within Barnes Distribution, which has a significant United States presence.

Net Income – Net income for the fourth quarter was $17.6 million, a decrease of approximately 5 percent over last year with diluted EPS of $0.30, a decrease of approximately 12 percent. Reported results include approximately $0.08 of diluted EPS due to actions taken within Barnes Industrial and the additional tax expense due to recent foreign tax law changes recorded during the fourth quarter of 2007. In addition, diluted EPS growth was adversely affected by an increase of approximately 8 percent in average diluted shares to 58.7 million, which includes the dilutive effect of the convertible notes. This dilutive effect was driven in large part by the increase in the Company’s stock price.

The weighted average diluted share count for the full year 2008 is projected to be approximately 62 million. Diluted average shares outstanding are impacted by changes in the Company’s stock price. The Company’s convertible notes, in particular, have a significant impact on the total diluted share count based on the average stock price. The chart below details the impact the convertibles have on total diluted shares for a given 2008 stock price.

	Number of Shares (in millions)
	Convertibles	Convertible	Incremental
	Diluted Share	Shares Effect	Convertible
2008 Stock Price	Effect	4Q 2007	Effect
$30.00	1.6	1.9	(0.3)
$31.45 (a)	1.9	1.9	-
$35.00	2.6	1.9	0.7
$37.00	2.9	1.9	1.0
$40.00	3.3	1.9	1.4
$43.00	3.6	1.9	1.7
$45.00	3.8	1.9	1.9
$50.00	4.3	1.9	2.4

(a) The basis for calculating the dilutive effect of convertibles is the average stock price of the last 30 trading days of the quarter; as of 12/31/07 that price was $31.45.

Balance Sheet / Cash Flow - Cash was $20.6 million at the end of the quarter. The debt-to-capitalization ratio was approximately 40 percent, at the low end of the Company’s targeted range of 40 to 45 percent. The debt-to-EBITDA ratio was 2.14 times versus a total debt covenant of 4.0 times, and allows for additional borrowings in excess of the currently unused credit line of $379.1 million.

Operating activities provided $120.3 million in cash for the full-year 2007 compared to $114.3 million in 2006. Compared to the 2006 period, operating cash flows in the 2007 period were positively impacted by improved operating performance.

Capital expenditures for the fourth quarter were approximately $17.3 million. Full year capital expenditures total $50.2 million and were directed primarily to investments needed to increase capacity and improve operational efficiency. Depreciation and amortization for the full year 2007 was $50.6 million.

Projections for 2008 – Based on current market conditions, management’s projections for 2008 are as follows:

  EPS - $2.20 to $2.30 per diluted share; a 25% to 30% increase over reported 2007 results.
  Diluted Shares – approximately 62 million.
  Barnes Aerospace operating margin – 19.0% to 20.0%, slightly up from 18.9% in 2007 and including approximately $3 million of expenses related to the Ogden facility expansion. Recently announced delays of the Boeing 787 have been considered in Barnes Aerospace’s 2008 outlook.
  Barnes Distribution operating margin – 8.0%; up from 1.8% in 2007.
  Barnes Industrial operating margin – approximately 14.0%, in-line with the 2007 level.
  Tax rate – approximately 23% to 25%, an increase over the 2007 rate primarily due to improved financial performance within Distribution.
  Debt to Capitalization ratio – in the 40% to 45% range.
  Capital expenditures – $45 to $50 million, primarily related to investments needed to increase capacity and improve operational efficiency.
  Depreciation and amortization – approximately $56 million.

Barnes Group will conduct a conference call with investors to discuss fourth quarter results at 8:30 a.m. EST today, February 15, 2008. The conference call will consist of brief opening remarks followed by a question and answer session. A web cast of the live call and an archived replay will be available on the Barnes Group investor relations link at www.barnesgroupinc.com.

Barnes Group Inc. (NYSE:B) is an international aerospace and industrial components manufacturer and full-service distribution company focused on achieving consistent, sustainable, and predictable results. Founded in 1857, Barnes Group consists of three businesses: Barnes Aerospace, Barnes Distribution and Barnes Industrial. Nearly 6,500 dedicated employees at more than 70 locations worldwide contribute to Barnes Group Inc.’s success. For more information, visit www.barnesgroupinc.com.

This release may contain certain forward-looking statements as defined in the Private Securities Litigation and Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. The risks and uncertainties, which are described in our periodic filings with the Securities and Exchange Commission, include, among others, uncertainties arising from the behavior of financial markets; future financial performance of the industries or customers that we serve; changes in market demand for our products and services; integration of acquired businesses; changes in raw material prices and availability; our dependence upon revenues and earnings from a small number of significant customers; uninsured claims; and numerous other matters of global, regional or national scale, including those of a political, economic, business, competitive, regulatory and public health nature. The Company assumes no obligation to update our forward-looking statements.

BARNES GROUP INC. CONSOLIDATED STATEMENTS OF INCOME (Dollars in thousands, except per share data) Unaudited

	Three months ended December 31,			Twelve months ended December 31,
	2007	2006	% Change	2007	2006	% Change

Net sales	$358,940	$328,830	9.2	$1,439,502	$1,259,656	14.3

Cost of sales	225,797	204,976	10.2	892,685	797,472	11.9
Selling and administrative expenses	104,322	94,209	10.7	394,443	345,148	14.3

	330,119	299,185	10.3	1,287,128	1,142,620	12.6

Operating income	28,821	29,645	(2.8)	152,374	117,036	30.2

Operating margin	8.0%	9.0%		10.6%	9.3%

Other income	214	325	(33.9)	1,090	1,181	(7.7)

Interest expense	5,520	6,785	(18.6)	25,143	23,691	6.1
Other expenses	200	590	(66.3)	1,165	1,284	(9.4)

Income before income taxes	23,315	22,595	3.2	127,156	93,242	36.4

Income taxes	5,681	4,091	38.9	25,819	19,397	33.1

Net income	$17,634	$18,504	(4.7)	$101,337	$73,845	37.2

Per common share:
Net income:
Basic	$0.33	$0.35	(5.7)	$1.90	$1.46	30.1
Diluted	0.30	0.34	(11.8)	1.76	1.39	26.6
Dividends	$0.140	$0.125	12.0	$0.545	$0.485	12.4

Average common shares outstanding:
Basic	53,849,202	52,230,649	3.1	53,295,275	50,702,992	5.1
Diluted	58,723,076	54,509,396	7.7	57,525,832	52,943,494	8.6
BARNES GROUP INC. OPERATIONS BY REPORTABLE BUSINESS SEGMENT (Dollars in thousands) Unaudited

	Three months ended December 31,			Twelve months ended December 31,

	2007	2006 (1)	% Change	2007	2006 (1)	% Change

Net Sales

Barnes Aerospace	$105,228	$78,839	33.5	$391,995	$296,887	32.0

Barnes Distribution	128,476	129,678	(0.9)	537,733	479,011	12.3

Barnes Industrial	125,562	120,500	4.2	511,086	484,587	5.5

Intersegment sales	(326)	(187)	(74.1)	(1,312)	(829)	(58.3)

Total net sales	$358,940	$328,830	9.2	$1,439,502	$1,259,656	14.3

Operating profit

Barnes Aerospace	$17,917	$12,164	47.3	$74,027	$42,658	73.5

Barnes Distribution	(3,131)	1,321	NM	9,435	18,679	(49.5)

Barnes Industrial	14,134	16,207	(12.8)	69,150	55,760	24.0

Total operating profit	28,920	29,692	(2.6)	152,612	117,097	30.3

Interest income	8	278	(97.1)	676	1,070	(36.8)

Interest expense	(5,520)	(6,785)	(18.6)	(25,143)	(23,691)	6.1

Other income (expense), net	(93)	(590)	84.3	(989)	(1,234)	(19.9)

Income before income taxes	$23,315	$22,595	3.2	$127,156	$93,242	36.4

NM - not meaningful

Note:

(1) In the third quarter of 2007, the Company realigned its reportable business segments by transferring the stock spring catalog and custom    solutions business from Barnes Distribution to Barnes Industrial, whose engineered springs business manufactures many of the spring products sold by this business.  Segment information was adjusted on a retrospective basis to reflect this change.

BARNES GROUP INC. CONSOLIDATED BALANCE SHEETS (Dollars in thousands) Unaudited

	December 31,	December 31,
	2007	2006

Assets
Current assets
Cash and cash equivalents	$20,600	$35,360
Accounts receivable, net	211,346	190,775
Inventories	246,836	198,960
Deferred income taxes	29,087	24,923
Prepaid expenses	13,498	11,196

Total current assets	521,367	461,214

Deferred income taxes	14,085	23,544
Property, plant and equipment, net	230,545	209,645
Goodwill	380,486	358,600
Other intangible assets, net	330,458	236,561
Other assets	62,394	46,887

Total assets	$1,539,335	$1,336,451

Liabilities and Stockholders' Equity
Current liabilities
Notes and overdrafts payable	$7,322	$5,600
Accounts payable	187,136	141,345
Accrued liabilities	107,202	102,951
Long-term debt-current	42,660	45,164

Total current liabilities	344,320	295,060

Long-term debt	384,482	376,318
Accrued retirement benefits	109,502	114,757
Other liabilities	47,084	30,521

Stockholders' equity	653,947	519,795

Total liabilities and stockholders' equity	$1,539,335	$1,336,451
BARNES GROUP INC.
NON-GAAP FINANCIAL MEASURE RECONCILIATION
(Dollars in thousands, except per share data)
Unaudited

Following is a reconciliation of results excluding certain adjustments to the Company's reported results:

($ in thousands, except per share data)	Three months ended December 31,			Twelve months ended December 31,
	2007	2006	% Change	2007	2006	% Change
Segment results:
Barnes Aerospace
Operating profit, as reported	$17,917	$12,164	47.3	$74,027	$42,658	73.5

Barnes Distribution
Operating profit (loss), as reported	$(3,131)	$1,321	NM	$9,435	$18,679	(49.5)

Barnes Industrial
Operating profit, as reported	$14,134	16,207	(12.8)	$69,150	55,760	24.0
Reduction-in-force adjustment (see note 1)	2,582	-	NM	2,582	-	NM
Adjusted operating profit	$16,716	$16,207	3.1	$71,732	$55,760	28.6

Total Operating Profit
Operating profit, as reported	$28,920	$29,692	(2.6)	$152,612	$117,097	30.3
Reduction-in-force adjustment (see note 1)	2,582	-	NM	2,582	-	NM
Adjusted operating profit	$31,502	$29,692	6.1	$155,194	$117,097	32.5

Consolidated results:
Barnes Group Inc.
Operating income, as reported	$28,821	29,645	(2.8)	$152,374	117,036	30.2
Reduction-in-force adjustment (see note 1)	2,582	-	NM	2,582	-	NM
Adjusted operating income	$31,403	$29,645	5.9	$154,956	$117,036	32.4

Income taxes, as reported	$5,681	$4,091	38.9	$25,819	$19,397	33.1
Reduction-in-force adjustment (see note 1)	387	-	NM	387	-	NM
Tax law change adjustment (see note 2)	(2,381)	-	NM	(2,381)	-	NM
Adjusted income taxes	$3,687	$4,091	(9.9)	$23,825	$19,397	22.8

Net income, as reported	$17,634	$18,504	(4.7)	$101,337	$73,845	37.2
Reduction-in-force adjustment (see note 1)	2,195	-	NM	2,195	-	NM
Tax law change adjustment (see note 2)	2,381	-	NM	2,381	-	NM
Adjusted net income	$22,210	$18,504	20.0	$105,913	$73,845	43.4

Net income per common share - diluted, as reported	$0.30	$0.34	(11.8)	$1.76	$1.39	26.6
Reduction-in-force adjustment (see note 1)	0.04	-	NM	0.04	-	NM
Tax law change adjustment (see note 2)	0.04	-	NM	0.04	-	NM

Adjusted Net income per common share-diluted	$0.38	$0.34	11.8	$1.84	$1.39	32.4

NM - not meaningful
Notes: The Company has excluded certain discrete items from its financial measurements. These discrete items include:

1) In the fourth quarter of 2007, Barnes Industrial recorded $2,582 of costs ($2,195 net of taxes) associated with a reduction-in-force primarily at certain engineered springs locations.

2) In the fourth quarter of 2007, the Company recorded $2,381 of additional deferred tax expense as a result of recently enacted tax law changes.

These adjustments represent discrete items and management believes that providing results excluding these items is useful to investors. Management does not intend results excluding the adjustments to represent results as defined by GAAP, and the reader should not consider it as an alternative measurement calculated in accordance with GAAP, or as an indicator of the Company's performance. Accordingly, the measurements have limitations depending on their use.

CONTACT:
Barnes Group Inc.
Brian D. Koppy, 860-973-2126